As filed with the Securities and Exchange Commission on April 8, 2019.

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Comstock Holding Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

20-1164345

(IRS Employer Identification No.)

1886 Metro Center Drive, Fourth Floor Reston, Virginia (Address of Principal Executive Offices)	20190 (Zip Code)

Comstock Holding Companies, Inc. 2019 Omnibus Incentive Plan

(Full title of the plan)

Christopher Clemente

Chief Executive Officer

Comstock Holding Companies, Inc.

1886 Metro Center Drive, Fourth Floor

Reston, Virginia 20190

(703) 883-1700

(Name, address and telephone number, including area code, of agent for service)

Copy to: David A. Brown Alston & Bird LLP The Atlantic Building 950 F Street, NW Washington, DC 20004 (202) 239-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer □	Accelerated filer □

Non-accelerated filer □	Smaller reporting company X

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.□

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum Offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, par value $0.01 per share (“Common Stock”)	2,500,000 Shares(1)	$2.45(2)	$6,125,000(2)	$742.35

(1)

Amount to be registered consists of an aggregate of 2,500,000 shares of Common Stock to be issued pursuant to the grant or exercise of awards under the Comstock Holding Companies, Inc. 2019 Omnibus Incentive Plan (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, and based upon the average of the high and low sales prices of the Common Stock as reported on the NasdaqCM on April 2, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)The documents constituting Part I of this registration statement will be delivered to the grantees as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)Upon written or oral request, Comstock Holding Companies, Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement.  The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Jubal R. Thompson, Executive Vice President and General Counsel, at the address and telephone number on the cover of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a)The Company’s Annual Report on Form 10-K for the year ended December 31, 2018;

(b)All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, since December 31, 2018;

(c)The description of the Common Stock contained in the Company’s registration statement on Form S-1, as amended, initially filed with the Commission on May 23, 2005; and

(d)All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he or she is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him or her as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. This indemnification does not apply, (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for expenses, and, (ii) in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his or her conduct was unlawful.

Article VI of the Company’s Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Article VII of the Company’s Certificate of Incorporation also provides that the Company shall indemnify, to the fullest extent permitted by Delaware law, any and all of its directors and officers, or former directors and officers, or any person who may have served at the Company’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

The Company has entered into indemnification agreements with each of its directors and certain officers. Pursuant to such agreements, the Company is obligated, to the extent permitted by applicable law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Company or assumed certain responsibilities at the direction of the Company. The Company has director and officer liability insurance in order to limit its exposure to liability for indemnification of directors and officers.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

Except as indicated below as being incorporated by reference to another filing with the Commission by the Registrant, the following exhibits to this registration statement are being filed herewith:

Exhibit Number	Description of Document
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 16, 2015).

4.2

Certificate of Amendment of Amended and Restated Certificate of Incorporation of Comstock Holding Companies, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on February 19, 2019).

4.3	Amended and Restated Bylaws (incorporated by reference to an Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed with the Commission on March 31, 2005).

5.1	Opinion of Alston & Bird LLP, counsel to the Company.

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1).

23.2	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (included on signature page of this registration statement).

99.1

Comstock Holding Companies, Inc. 2019 Omnibus Incentive Plan, which is incorporated herein by reference from Annex B to the Company’s Definitive Proxy Statement on Schedule 14A filed on January 22, 2019.

Item 9.  Undertakings.

(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.   Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reston, state of Virginia, on this 8th day of April, 2019.

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading “Signature” constitutes and appoints Christopher Clemente and Jubal R. Thompson as his or her true and lawful attorney-in-fact with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Christopher Clemente Christopher Clemente	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 8, 2019
/s/ Christopher Guthrie Christopher Guthrie	Chief Financial Officer (Principal Financial Officer)	April 8, 2019
/s/ Norman Chirite Norman D. Chirite	Director	April 8, 2019
/s/ David Guernsey David M. Guernsey	Director	April 8, 2019
/s/ James MacCutcheon James A. MacCutcheon	Director	April 8, 2019
/s/ Robert Pincus Robert P. Pincus	Director	April 8, 2019
/s/ Joseph Squeri Joseph M. Squeri	Director	April 8, 2019
/s/ Socrates Verses Socrates Verses	Director	April 8, 2019